                                                                    EXHIBIT 12.1

                        COMMUNICATIONS INSTRUMENTS, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)
                                  (UNAUDITED)

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
                           PREDECESSOR                      COMPANY
                                  -----------------------------------------------------
                           NINE     4.5     7.5
                          MONTHS  MONTHS   MONTHS    YEAR     YEAR      YEAR     YEAR
                          ENDED    ENDED   ENDED    ENDED    ENDED     ENDED    ENDED
                         12/31/92 5/10/93 12/31/93 12/31/94 12/31/95  12/31/96 12/31/97
                         -------- ------- -------- -------- --------  -------- --------
Earnings (Loss) Before
 Taxes and Minority
 Interest...............  $3,079   $141    $(999)   $1,004  $(2,498)   $2,782  $ 6,938
                          ------   ----    -----    ------  -------    ------  -------
Fixed Charges:
  Interest Charges......      93     77      639     1,189    2,172     3,139    5,243
  Amortization of
   Financing Costs......     --     --        79        90      137       252      401
  Environmental
   Interest.............     --     --       --        --       --        147      119
  Estimated Interest
   Factor of Rental
   Expense..............      30     17        8        21       40       272      351
                          ------   ----    -----    ------  -------    ------  -------
    Total Fixed Charges.     123     94      726     1,300    2,349     3,810    6,114
                          ------   ----    -----    ------  -------    ------  -------
    Total Earnings
     Available for Fixed
     Charges............  $3,202   $235    $(273)   $2,304  $  (149)   $6,592  $13,052
                          ======   ====    =====    ======  =======    ======  =======
Ratio of Earnings to
 Fixed Charges..........    26.0x   2.5x     N/A       1.8x     N/A       1.7x     2.1x
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